February 13, 2008

Jimmy Carter 627 Woodlake Rd. Converse, LA 71419	Glenn Davis 313 Mandeville Rd. Pineville, LA 71360

Travis Taylor 132 Taylor Shop Rd. Goldonna, LA 71031	Steve Templin 150 Kincaid Lane Boyce, LA 71409

Chris Tyler 1150 Expressway Drive Pineville, LA 71360	Dean Tyler 203 Fadler Ln. Deville, LA 71328

Bill Wieger 112 Gayven Dr. Pineville, LA 71360	William Ingram 684 Maxwell Dr. Jonesboro, LA 71251

Darrell Dubroc 1929 Hwy. 1 Marksville, LA 71351	Tim Collins 730 Hwy 470 Lecompte, LA 71346

Allegro Biodiesel Corporation 6033 West Century Blvd., Suite 1090 Los Angeles, CA 90045

Re: Letter of Intent-Purchase of Petron Property and property from the City of Alexandria and the Lease from the Alexandria Port Authority, all consisting of property located in the City of Alexandria, Louisiana

Dear Gentlemen:

This letter (“Letter of Intent”) is intended to set forth the understandings of the parties in regard to the proposed agreements to :

i. purchase 14.71 acres of Petron property which includes tank storage, a fuel terminal and a office building, which property is located in the City of Alexandria,

ii.  purchase 7 acres which are adjacent to the property described in Paragraph i, above, from the City of Alexandria, and

iii. lease property for a term of 40 years from the Alexandria Port Authority.

The three properties described in Paragraphs i, ii and iii, above, are collectively referred to herein as the Port Assets. This letter of intent specifically details the understandings of Jimmy Carter, Glenn Davis, Travis Taylor, Steve Templin, Chris Tyler, Dean Tyler, Bill Wieger, William Ingram, Darrell Dubroc, Tim Collins and Allegro Biodiesel Corporation (collectively “Parties”), who, as described below, will contribute assets to and receive interests in an entity named Port Asset Acquisition LLC (“PAAL”) and PAAL will use the assets to acquire the Port Assets, by purchase or lease.

Provisions to be Set Forth in later Agreements

The following are the terms and conditions of the intended transaction, however, such terms and conditions are not a complete or comprehensive statement of all terms and conditions of the intended transactions. All Parties anticipate that the parties will enter Agreements, as defined below, which will contain a complete and comprehensive statement of all terms and conditions. Until such Agreements are executed, this is a legally-binding and enforceable agreement or commitment. Upon execution of the Agreements, this Letter of Intent shall no longer be binding and enforceable:

1. Agreements. The Parties have filed with the Louisiana Secretary of State the necessary documents to form an entity named Port Asset Acquisition LLC. The Parties will execute an Operating Agreement with the terms and conditions contained in this Letter of Intent. Allegro Biodiesel Corporation (“Allegro”), Darrell Dubroc (“Dubroc”) and Tim Collins (“Collins”), will execute certain waivers, releases and modifications (“Release”) to employment agreements between Allegro and Dubroc, and Allegro and Collins. Allegro will also execute a waiver of any conflict (“Waiver”) which will allow the law firm of Phelps Dunbar LLP to represent PAAL and draft documents required by this Letter of Intent and by the acquisition and lease of the Port Assets. All parties agree to execute any and all other documents necessary to accomplish the terms and conditions as set forth in this Letter of Intent. The Operating Agreement, Release, Waiver and any other agreements required by this Letter of Intent are referred to herein as Agreements.

2. PAAL. The Parties shall execute an Operating Agreement containing the following terms and conditions:

A. The Parties agree that the following assets shall be contributed to PAAL in exchange for the following membership interests. The members shall have no rights to the return of the items contributed except as otherwise described:

Members	Capital Contribution	Units	Interest
Jimmy Carter	$ 100,000.00 cash	6.00	6.00%
Glenn Davis	$ 50,000.00 cash	3.00	3.00%
Travis Taylor	$ 200,000.00 cash	12.00	12.00%
Steve Templin	$ 167,000.00 cash	10.02	10.02%
Chris Tyler	$ 100,000.00 cash	6.00	6.00%
Dean Tyler	$ 125,000.00 cash	7.50	7.50%
Bill Wieger	$ 75,000.00 cash	4.50	4.50%
William Ingram	$ 100,000.00 cash	6.00	6.00%
Darrell Dubroc	$83,000.00 cash and services	29.55	29.55%
Tim Collins	Services	7.93	7.93%
Allegro Biodiesel Corporation	All due diligence work (surveys, environmental reports, title work, appraisals, etc.)	7.50	7.50%
Total		100.00	100.00%

B. An Agreement between the Parties shall contain a provision, exercisable within 90 days of the purchase and lease of the Port Assets, allowing Allegro to buy the PAAL membership interest owned by all of the members other than Allegro for purposes other than acquiring PAAL and its property solely to be sold to a third party. Specifically, Allegro shall be entitled to exercise its option if Allegro is pursuing either (1) a combined sale and assignment of rights to the Port Assets and property which Allegro, or a related entity, owns which is located in Pollock, Louisiana and is commonly referred to as the Pollock Plant, or (2) a third party to invest into Allegro, which third party shall invest no less than Five Million Dollars ($5,000,000) and have plans to incorporate the Port Assets into an active business. The purchase price shall be determined as follows:

1. One Million Dollars ($1,000,000) shall be paid to Jimmy Carter, Glenn Davis, Travis Taylor, Steve Templin, Chris Tyler, Dean Tyler, Bill Wieger, William Ingram and Darrell Dubroc (collectively referred to as the “Investors Group”) plus any amount paid by the Investors Group to Allegro by exercising Investors Groups’ option, discussed below. Each person in the Investors Group shall receive an amount equal to the cash originally contributed to PAAL; and

2. Eight Hundred Twenty-Five Thousand Dollars ($825,000) plus any accrued and outstanding interest due and less any amount of principle that has been paid as of the date of payment, to be paid to the mortgagor of the Port Assets; and

3. The sum of Five Hundred Thousand Dollars ($500,000) plus any amount PAAL spent on improvements, expenses and maintenance, less any amount of PAAL liabilities, other than the mortgage described in Paragraph 2(B)(2), above, which are outstanding at the time the option is exercised. Each member, including Allegro, shall receive a pro-rata portion of the sum determined by this paragraph, such pro-rata portion shall be determined based on the membership interest each person owns at the time the option is exercised; and

4. Two Hundred Fifty Thousand Dollars ($250,000) and shares of Allegro stock equal in value to Two Hundred Thousand Dollars ($200,000) to be paid to Dubroc and Collins in the following percentages: 75.61% and 24.39%, respectively.

C. Beginning February 11, 2008, PAAL shall bear all legal costs and other costs associated with the acquisition and lease of the Port Assets.

D. PAAL shall ensure that all members are limited in liability and indemnified for any and all actions which members, in good faith, engage in for PAAL.

E. An Agreement executed by all Parties shall contain an option, exercisable within the first 90 days following the acquisition and lease of the Port Assets, provided Allegro has not already exercised its option as described in Paragraph 2(B), above, which allows the Investors Group to purchase Allegro’s membership interest in PAAL. Allegro shall sell its interest for the following amounts:

1. If the Investors Group exercises its option within the first 30 days after the purchase and lease of the Port Assets, Allegro shall sell all of its membership interest in PAAL for an amount equal to One Hundred Twenty-Five Thousand Dollars ($125,000), adjusted as appropriate for any capital contributions; or

2. If the Investors Group exercises its option more than 30 days, but less than 60 days after the purchase and lease of the Port Assets, Allegro shall sell all of its membership interest in PAAL for an amount equal to One Hundred Fifty Thousand Dollars ($150,000), adjusted as appropriate for any capital contributions; or

3. If the Investors Group exercises its option more than 60 days after the purchase and lease of the Port Assets, Allegro shall sell all of its membership interest in PAAL for an amount equal to One Hundred Seventy-Five Thousand Dollars ($175,000), adjusted as appropriate for any capital contributions.

3. Employment Agreements. Allegro, Dubroc and Collins, shall enter an agreement to release, waive or modify certain provisions of the employment agreement between Dubroc and Allegro, and Collins and Allegro in the following manner:

A. Allegro shall release Dubroc and Collins from any requirement contained in the employment agreements which would or could prevent or hinder Dubroc and Collins from owning an interest in or participating in PAAL or would otherwise give rise to a right in favor of Allegro or which Allegro could argue is a breach of the agreements. Allegro shall waive any and all rights it has, had or may have against Dubroc or Collins for participating or owning an interest in PAAL (including, but not limited to biodiesel). This release and waiver shall not be construed to allow Dubroc or Collins to be a manager, consultant or officer of PAAL without the express written permission of Allegro.

B. Allegro, Dubroc and Collins entered into employment agreements which allowed for bonuses to be paid to Dubroc and Collins in the event that certain milestones related to the acquisition and lease of the Port Assets were met. Allegro, Dubroc and Collins agree that such milestones and bonus plan shall be modified such that if Allegro exercises its option as described in Paragraph 2(B), above, Dubroc and Collins shall be entitled to a bonus which is described in Paragraph 2(B)(4), above. Dubroc and Collins further acknowledge that if Allegro does not exercise its option as described in Paragraph 2(B), above, the milestones requiring a bonus to be paid to Dubroc and Collins shall be not met. Dubroc and Collins shall continue to own their respective interests in PAAL and release Allegro from any further obligations regarding the bonuses related specifically to the acquisition and lease of the Port Assets which are described in the employment agreements. Allegro, Dubroc and Collins agree to release each other from any other requirements set forth in the employment agreements related to the acquisition and lease of the Port Assets.

C. Dubroc and Collins agree to fully disclose to Allegro any and all additional information that Allegro needs regarding their participation in PAAL.

D. Allegro shall obtain approval from a committee of disinterested directors of its Board for the transactions contemplated herein.

4. Assignment. Allegro shall assign its ownership of PAAL to the Investors Group for the purpose of closing the purchase and lease of the Port Assets. Allegro shall maintain an ownership interest as described in Paragraph 2(A), above, subject to the option described in Paragraph 2, above.

5. Waiver of Conflict. Allegro will execute a waiver of any conflict to allow the law firm of Phelps Dunbar LLP to prepare the documents for PAAL.

Provisions Binding on all Parties for purposes of this Letter of Intent

The parties, in recognition of the significant costs they will incur in pursuing the transactions contemplated herein, agree that the following provisions shall constitute legally binding and enforceable agreements among the parties upon execution of a counterpart of this Letter of Intent by all the parties and until the termination of this Letter of Intent.

6. Confidentiality. Except as otherwise required to acquire and lease the Port Assets, secure financing for acquiring and leasing the Port Assets, and by the Securities and Exchange Commission or any other governing body, none of the Parties hereto will disclose to any third party, except as hereinafter set forth, or make any public announcement regarding the subject matter of this Letter of Intent or the Agreement or other information or documentation developed pursuant to this Letter of Intent (collectively, “Confidential Information”), without the prior written approval of the other Parties. Parties shall be entitled to disclose the information contained in any press release or report required to be filed by the laws and regulations governing publicly traded entities. A Party shall disclose Confidential Information only to professional advisors such as accountants, lawyers or legitimate consultants assisting the Party with this transaction, who have a need to know and have access to such Confidential Information in the course of the performance of their duties and who understand and agree to be bound to protect the confidentiality and proprietary nature of such information in accordance with this Letter of Intent.

7.  Expenses. Except as otherwise agreed to in Paragraph 2(C), above, each party will pay all of its respective expenses, including, without limitation, legal fees, incurred in connection with the sale and acquisition of the Interest.

[Signature Page Follows]

If you agree that the foregoing summarizes the material terms and conditions of our understanding relating to the acquisition and lease of the Port Assets through PAAL, please so signify by executing this letter of intent and delivering an executed copy to Phelps Dunbar LLP.

Very truly yours,

AGREED TO AND ACCEPTED	AGREED TO AND ACCEPTED
THIS 13th DAY OF FEBRUARY, 2008.	THIS 13thDAY OF FEBRUARY, 2008.

By: /s/ Bruce Comer	/s/ Dean Tyler
Allegro Biodiesel Corporation,	Dean Tyler, authorized representative
Bruce Comer, CEO	of the Investor’s Group

AGREED TO AND ACCEPTED	AGREED TO AND ACCEPTED
THIS 13th DAY OF FEBRUARY, 2008.	THIS 13th DAY OF FEBRUARY, 2008.

/s/ Darrell Dubroc	/s/ Tim Collins
Darrell J. Dubroc, Individually	Tim A. Collins, Individually